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                                                                    EXHIBIT 6.10


                          AUTHORIZED RESELLER AGREEMENT

         This Agreement (the "Agreement") is made and entered into this 31st day of August, 1999 ("Effective Date"), by and between Qorus.com, a Delaware corporation with its principal place of business at 9800 Sepulveda Boulevard, Los Angeles, California, 90045 ("QORUS"), and CyberGate, with its principal place of business at 350 NW 12th Street, Suite 200, Deerfield Beach, Florida 33442 ("CYBERGATE"). QORUS and CYBERGATE may be referred to hereafter individually as a "Party" or collectively as the "Parties."

                                    RECITALS

         A. QORUS is in the business of providing certain electronic messaging services;

         B. CYBERGATE desires to market and resell those services specified in the attached Exhibit A ("Services") to CYBERGATE's Customers (as defined below); and

         C. QORUS is willing to provide Services to CYBERGATE's Customers in accordance with the terms of this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.       Definitions.

         1.1. "Affiliate" of a Party shall mean a corporation, partnership, joint venture or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Party.

         1.2. "CYBERGATE Authorized Reseller" shall mean any current or future entities who are authorized by CYBERGATE to resell QORUS services.

         1.3. "CYBERGATE Customers" shall mean any person, entity, or CYBERGATE Authorized Reseller that is a customer of CYBERGATE, or a customer of a CYBERGATE Authorized Reseller.

         1.4. "Documentation" shall mean any user guides, manuals, operator guides, installation guides, technical reference guides and other similar reference materials generally made available by QORUS to its customers to facilitate use of the Services, which QORUS shall offer to CYBERGATE.

         1.5.     "Services" shall be defined as used in Exhibit A.

         1.6.     "Operating Plan" shall be defined in Exhibit B.

         1.7.     "Contacts" shall be defined in Exhibit C.


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2.       Agreement to Provide Services/Grant of Rights

         2.1. QORUS shall provide the Services to CYBERGATE Customers in accordance with the pricing set forth in the attached Exhibit A and the Operating Plan set forth in the attached Exhibit B.

         2.2. QORUS hereby grants to CYBERGATE a non-exclusive, non-transferable right to market, promote and resell the Services to current and prospective CYBERGATE Customers provided, however, that CYBERGATE may market, promote and resell the Services through CYBERGATE Authorized Resellers, provided that CYBERGATE shall be responsible for such third parties' observance of the terms and conditions of this Agreement.

         2.3. QORUS hereby grants to CYBERGATE and CYBERGATE accepts the right to re-brand the Services and Documentation for use in accordance with the rights granted herein, the Documentation, and branding guidelines as mutually agreed upon by the Parties; provided, however, that (a): any such re-branding will be subject to QORUS' written approval, may include a requirement that a notice be included identifying the Service as "Powered by QORUS" or such other name and/or copyright notices as may be designated by QORUS, and in a predetermined style, color and size no less than 125x50 pixels, and (b): any branding with trademarks other than CYBERGATE's trademarks will be subject to prior approval of QORUS, which may not be unreasonably withheld by QORUS's.

         2.4. QORUS hereby grants to CYBERGATE the right to utilize QORUS's trade name and any trademarks and service marks (the "Trademarks") in CYBERGATES's advertising and promotional materials used for the sale of the Services provided that if CYBERGATE utilizes the QORUS trade name and any trade marks it shall use QORUS's current style, color and minimum size of 125x50 pixels. After distribution, mailing or posting on the web, CYBERGATE will then submit such advertising and promotional materials to QORUS for review. CYBERGATE has paid no consideration for the use of the Trademarks, and nothing contained in this Agreement shall give CYBERGATE any right, title or interest in the Trademarks. CYBERGATE agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any Trademark. In order to comply with QORUS's quality control standards, CYBERGATE shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord QORUS the right to inspect all CYBERGATE Products, Advertising and Promotional material used in conjunction with this service in order to confirm that CYBERGATE's use of such Trademarks is acceptable to QORUS; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Services.

         2.5. The grants made herein by QORUS to CYBERGATE are non-exclusive. QORUS reserves the right in its discretion to use other authorized resellers of the Services covered by this Agreement within or outside of the Territory without obligation or liability of any kind to CYBERGATE. QORUS also reserves the right to sell the Services or similar products and services to any person or entity not currently obtaining the Services through CYBERGATE, using its own personnel or third parties, without obligation or liability of any kind to CYBERGATE; provided, however, QORUS shall not, during the term of this agreement, knowingly contact

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                  current CYBERGATE Customers for any purpose (other than
                  through general advertising programs) except in the performance of its obligations hereunder.

         2.6. CYBERGATE acknowledges that nothing in this Agreement grants CYBERGATE any ownership interest in the Services and that upon termination of this Agreement, CYBERGATE shall make no claims of such ownership or of any further interest in the Services.

         2.7. No rights or licenses with respect to the Services or the Trademarks (as defined below) are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.


3.       Additional Obligations of QORUS.

         3.1. QORUS shall, at its own expense, provide software and equipment necessary to provide remote access communications (the "Equipment"). Such Equipment will be the sole property of QORUS and QORUS will be solely responsible for its upkeep and maintenance.

         3.2. QORUS grants to CYBERGATE the right to reproduce the Documentation solely for the purpose of distributing it to CYBERGATE's customers using the Services. QORUS shall provide CYBERGATE with a copy of the Documentation within a timely period after execution of this Agreement, and shall thereafter provide CYBERGATE on a timely basis any updates or revisions thereto, for re-branding, reproduction and distribution by CYBERGATE to CYBERGATE Customers in accordance with this Agreement and in connection with the marketing and sale of the Services. CYBERGATE shall maintain all copyright notices of QORUS on the documentation.

         3.3. QORUS shall provide CYBERGATE and CYBERGATE Authorized Resellers with training as set forth in the Operating Plan.

         3.4. QORUS shall provide the maintenance and support services for CYBERGATE , as set forth in the Operating Plan, at no additional cost to CYBERGATE.

         3.5. QORUS shall notify CYBERGATE of new products and services not described on Exhibit A and material enhancements which substantially alter the functionality of the Services and are available from QORUS after the Effective Date (collectively, "New Services"). If QORUS and CYBERGATE agree that any such New Services will be offered to CYBERGATE Customers, such New Services will be added to Exhibit A.

4.       Obligations of CYBERGATE.

         4.1. CYBERGATE shall market and sell the Services to CYBERGATE Customers and fulfill its obligations as described on Exhibit
                  B. CYBERGATE shall develop at its own expense, all marketing, sales, and promotional materials used in connection with CYBERGATE's marketing and sale of the Services. CYBERGATE shall provide to CYBERGATE customers, at its expense, the Documentation.

         4.2. CYBERGATE shall accurately represent the Services to CYBERGATE Customers or prospective CYBERGATE Customers and prospective CYBERGATE Authorized Resellers


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                  and shall make no claims, representations or warranties on behalf of QORUS in connection with the Services other than as set forth in QORUS's Documentation, the forms or orders provided by QORUS, or as otherwise expressly authorized by QORUS in writing. CYBERGATE shall provide the Services to CYBERGATE customers subject to the warranty limitations and liability limitations set forth in Sections 10 and 11 below and shall assure that all CYBERGATE Customers receive and accept such warranty limitations and liability limitations.

         4.3. CYBERGATE shall provide the first and second line maintenance and support services for CYBERGATE Customers, as set forth in the Operating Plan.

5.       Customer Registration and Payment.

         5.1. CYBERGATE Customers shall register for the Services as described in Exhibit B.

         5.2. QORUS's description and pricing of Services to CYBERGATE is set forth in Exhibit A. Pricing to CYBERGATE Customers shall be determined by CYBERGATE in its sole discretion. QORUS may not increase the pricing of Services to CYBERGATE during the term of this Agreement without CYBERGATE's prior written consent. In the event that telecommunications expenses incurred by QORUS increase, QORUS shall inform CYBERGATE of said increase. CYBERGATE shall have the option of accepting or rejecting said increase, but in the event of a rejection, QORUS will have the option of terminating this Agreement.

         5.3. QORUS shall be responsible for providing a single, standardized daily electronic billing feed (format to be determined and agreed upon between the Parties) to CYBERGATE via electronic file transfer, which includes all service usage and billing information, by CYBERGATE Customer, for the previous month. Payment terms will be Net 30 days. Such payments will be made by CYBERGATE to QORUS regardless of CYBERGATE's ability to collect its charges from CYBERGATE Customers.

         5.4. CYBERGATE shall be responsible for and pay all taxes applicable to amounts billed to CYBERGATE Customers under this Agreement (excluding taxes based on QORUS's income, net worth or capital).

         5.5. All amounts due and owing to QORUS hereunder but not paid by CYBERGATE on the due date thereof shall bear interest at the rate of the lesser of: (i) one and one-half per cent (1 1/2%) per month; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

6.       Term and Termination.

         6.1. The initial term of this Agreement shall commence as of the Effective Date and will continue for a period of one (1) year (the "Initial Term"). At the conclusion of the Initial Term and any subsequent term, this Agreement shall automatically be extended for an additional one (1) year term unless either Party provides the other Party with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the then current term.



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         6.2.     This Agreement may also be terminated as follows:

                  a. At any time upon the mutual written agreement of the Parties; or

                  b. By either Party immediately if the other Party fails to cure any material breach within thirty days following receipt of written notice thereof; or

                  c. By either Party immediately upon giving written notice to the other Party if the other Party has a receiver, administrator, administrative receiver or liquidator appointed; if the other Party passes a resolution liquidating the Party, if any court of competent jurisdiction issues an order to that effect, or if the other Party enters into any arrangement with its creditors, becomes insolvent or ceases to carry on business;


         6.3. Upon termination or expiration of this Agreement, the Parties agree to cooperate in good faith to effect an orderly wind-up of the relationship created under this Agreement. QORUS shall complete all orders, which it has accepted and CYBERGATE shall remain obligated to pay all amounts owing to QORUS hereunder. Termination of this Agreement shall not limit either party from pursuing any other remedies otherwise available to it.

         6.4. In the event of a termination of this Agreement pursuant to its terms or upon expiration of this Agreement, QORUS shall not have any obligation to CYBERGATE, or to any employee of CYBERGATE or - CYBERGATE Authorized Reseller, for compensation or for damages of any kind, whether on account of the loss by CYBERGATE or such employee or CYBERGATE Authorized Reseller of present or prospective sales, investments, compensation or goodwill. CYBERGATE hereby indemnifies and holds QORUS harmless from and against (i) any and all claims, costs, damages and liabilities whatsoever asserted by any employee or independent contractor of CYBERGATE; (ii) any claim of any CYBERGATE Authorized Reseller under any applicable termination, labor, social security or other similar laws or regulations, except to the extent such claim arises out of the breach by QORUS of this agreement or due to the negligence of Qorus.

7.       Confidentiality.

         7.1. The Parties agree that the following provisions shall govern the anticipated mutual disclosure and use of confidential and proprietary information under this Agreement.

                           As used in this Agreement, the term "Proprietary Information" shall mean information that is transmitted or otherwise provided by or on behalf of either party to the other Party related to this Agreement and the services to be performed hereunder, and that may be reasonably understood from legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and/or confidential to the disclosing party. Proprietary Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. Proprietary Information shall include, without limitation, a Party's business plan, customer names and information relating to the customers, information regarding other material third party relationships which a Party may obtain in the course of performance under this Agreement, and scientific or technical data, design or process. Notwithstanding the foregoing, Proprietary Information shall not include any information that:


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                           (i)      was publicly known at the time of the
                                    discloser's communication thereof to the recipient;

                           (ii) becomes publicly known through no fault of recipient subsequent to the time of the discloser's communication thereof to the recipient;

                           (iii) was in recipient's possession free of any obligation of confidence at the time of the discloser's communication thereof to the recipient;

                           (iv) is developed by the recipient independently of and without reference to any of the discloser's Proprietary Information or other information that discloser disclosed in confidence to any third party;

                           (v) is rightfully obtained by recipient from third parties which made such disclosure without restriction; or

                           (vi) is identified in writing by the discloser as no longer proprietary or confidential.

         7.2. In the event the recipient is required by law, regulation or court order to disclose any of the discloser's Proprietary Information, the recipient shall promptly notify the discloser in writing prior to making any such disclosure in order to enable the discloser to seek a protective order or other appropriate remedy from the proper authority. The recipient agrees to cooperate with the discloser in seeking such order or other remedy. The recipient further agrees that if the discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, it will furnish only that portion of the Proprietary Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Proprietary Information.

         7.3. The Parties acknowledge that their respective Proprietary Information, as well as their respective intellectual property rights pursuant to this Agreement, are unique and valuable, and that breach by either Party of the obligations of this Agreement regarding such Proprietary Information and intellectual property rights will result in irreparable injury to the affected Party for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of such provisions, the affected Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such beach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

         7.4. Each Party receiving Proprietary Information shall, as to any Proprietary Information that may be disclosed to it by the other Party hereunder: (i) use the Proprietary Information only in the performance of this Agreement and (ii) protect such Proprietary Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. The recipient may disclose Proprietary Information received hereunder to its Affiliates and its employees and subcontractors, who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Proprietary Information from unauthorized use and disclosure provided that in any event the recipient shall remain liable for breaches by any such


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                  third parties of the provisions of this Section. Proprietary
                  Information shall not otherwise be disclosed to any third party without the prior written consent of the discloser.

8.       Compliance with Regulations.

         QORUS shall comply, in all material respects, with all applicable statutes, laws, regulations, tariffs and orders adopted or issued by any governmental authority governing the provisioning of the Services by QORUS to CYBERGATE Customers including, but not limited to, all relevant export and re-export controls under the U.S. Export Administration Regulations and/or similar regulations of the U.S. or any other country. CYBERGATE shall cooperate with QORUS as reasonably necessary to permit QORUS to comply with such laws and administrative regulations.

9.       Representations and Warranties.

         9.1. QORUS represents and warrants to CYBERGATE, its Authorized Resellers (and no other person or entity) that:

                  a. the Services will perform substantially as described in the Documentation. CYBERGATE's exclusive remedy for breach of this warranty is QORUS re-performing the Services for no additional charge;

                  b. it has not incorporated in the Services, and, to QORUS's knowledge, the Services do not contain any "time bomb", "worms", viruses, locks, drop dead devices or other routines or components to permit unauthorized access, disable the software or data, harm the system on which the software is run or performance and other actions which would impair the value or operation of the Services;

                  c. to QORUS's knowledge, the Services do not infringe upon or violate any patent, copyright, trademark, or other intellectual property or proprietary right of any third party and do not constitute a misappropriation of trade secrets of any third party.

         9.2. Year 2000 Compliance. QORUS represents and warrants to CYBERGATE, its Authorized Resellers (and no other person or entity) that the software which it has created or owns and uses to deliver the Services CYBERGATE, will not be adversely affected by the occurrence or use of dates before, on, or after January 1, 2000 A.D., including dates and leap years between the twentieth and twenty-first centuries ("Millennial Dates"). QORUS additionally represents and warrants that it has or will make commercially reasonable efforts to obtain from third party vendors providing hardware or software used by it in the delivery of the Services or otherwise satisfy itself that such hardware or software will not be adversely affected by the occurrence or use of the Millennial Dates. In all cases, the parties agree that Year 2000 compliance of Services will be dependent upon Year 2000 compliance of CYBERGATE Customers' email systems and other software and hardware.

10.      Disclaimer on Warranties; Limitation of Liability.

         10.1. EXCEPT AS SPECIFICALLY MADE IN THIS AGREEMENT, QORUS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A

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                  PARTICULAR PURPOSE AS TO THE PRODUCTS AND SERVICES PROVIDED
                  UNDER THIS AGREEMENT.

         10.2. EXCEPT AS IS PROVIDED IN ARTICLE 11 BELOW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, OR ANY AFFILIATE THEREOF BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE OR PROFITS OR OTHER LOST ECONOMIC ADVANTAGE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF, WHETHER SUCH CLAIMS ARE BASED ON BREACH OF CONTRACT, STRICT LIABILITY, TORT, OR ANY OTHER LEGAL THEORY AND EVEN IF THE OTHER PARTY KNEW, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES HAVE AGREED THAT THE LIMITATION SPECIFIED IN THIS SECTION WILL SURVIVE AND APPLY IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

         10.3.    Limited Damages. IN NO EVENT (EXCEPT AS IS PROVIDED IN ARTICLE
                  11.2 BELOW) SHALL QORUS's LIABILITY TO CYBERGATE AND CYBERGATE's CUSTOMERS IN CONNECTION WITH THIS AGREEMENT EXCEED IN THE AGGREGATE THE AMOUNTS PAID TO QORUS BY CYBERGATE UNDER THIS AGREEMENT DURING THE PRIOR (12) TWELVE MONTHS. IN NO EVENT (EXCEPT AS IS PROVIDED IN ARTICLE 11.2 BELOW) SHALL QORUS's LIABILITY TO ANY CYBERGATE CUSTOMER IN CONNECTION WITH THIS AGREEMENT EXCEED AMOUNTS PAID BY SUCH CUSTOMER FOR SERVICERS PROVIDED UNDER THIS AGREEMENT DURING THE PRIOR TWELVE (12) MONTHS. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION ANY ACTION FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS. IN NO EVENT SHALL QORUS's LIABILITY TO EITHER CYBERGATE OR ANY CYBERGATE CUSTOMER FOR ANY FAILURE OF THE SYSTEM/SERVICES TO BE AVAILABLE DURING ANY MONTH EXCEED THE AMOUNT PAID BY SUCH CUSTOMER FOR THE SERVICES FOR SUCH MONTH


11.      Indemnification

         11.1. Each Party agrees to indemnify the other and its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgments, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with a breach of or default by a Party of any provision of, or representations or warranties set forth in this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of the other party.

         11.2 QORUS agrees to indemnify CYBERGATE, its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgments, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with any claim that the use or sale of the Services by

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                  CYBERGATE or any CYBERGATE Customer infringes on the
                  intellectual property rights of any third party or constitutes a misappropriation of a trade secret of any third party; provided, however, that:

                  (a) In the event that any Service is held in a suit or proceeding to infringe any intellectual property rights of a third party and the use or reselling of such Service is enjoined, or QORUS reasonably believes that it is likely to be found to infringe or likely to be enjoined, then QORUS shall, at its sole cost and expense, either (i) procure for CYBERGATE the right to continue using and reselling such Service, or
                  (ii) modify such Service so that it becomes non-infringing.

                  (b) QORUS shall have no obligation for any claim of infringement arising from: (i) any combination of Services with products or services not supplied by QORUS, where such infringement would not have occurred but for such combination;
                  (ii) the adaptation or modification of Services not performed by QORUS, where such infringement would not have occurred but for such adaptation or modification; (iii) the use of Services in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; or (iv) a claim based on intellectual property rights claimed by CYBERGATE or any of its Affiliates, nor shall QORUS have any obligation or liability where such claim is based upon content transmitted through the Services.

                  (c) This Section 11.1 states CYBERGATE's sole and exclusive remedy in the event that a Service infringes on the intellectual property right of any third party.


         11.3.    In the event a claim which is covered by the terms of this
                  Section is made by a third party against either CYBERGATE or QORUS, the party receiving the claim and entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and the indemnification obligation arising thereunder. The Indemnifying Party shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim and the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of such claim. The Indemnified Party may at its own expense, be represented in such defense. The Indemnifying Party shall promptly adjust, settle, defend or otherwise dispose of the claim at its sole cost and expense. The Indemnifying Party may not agree to any settlement, which imposes liability on the Indemnified Party without the prior written consent of the Indemnified Party.

         11.4 In the event a claim is based partially on an indemnified claim described in Section 11.1 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by QORUS pursuant to Section 11.1 above and partially on a claim indemnified by CYBERGATE pursuant to
                  Section 11.1 above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.


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12.      Governing Law.

         The laws of the State of Florida shall govern this Agreement and the parties consent to the exclusive jurisdiction and venue in the state and federal courts sitting Broward County, Florida, USA. Each party will be responsible for its own attorneys' fees.

13.      Publicity.

         No news, media or other informational releases public announcements, public disclosures, advertising or marketing materials concerning or referencing any part of the terms and conditions of this Agreement, including exhibits hereto, either Party's performance hereunder, or any other aspect of the Agreement shall be made or distributed without the express prior written approval of the other Party.

14.      Force Majeure.

         Neither Party will be liable for any failure to perform (other than payment obligations) due to unforeseen circumstances or causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts or civil or military authorities, fire, flood, accident, shortages of fuel, raw materials or equipment, provided that the delayed Party has taken reasonable measure to notify the other in writing of the delay.

15.      Miscellaneous.

         15.1. Non Waiver. The failure of either Party to insist upon the strict performance of any terms, covenants and conditions of this Agreement at any time, or in any one or more instances, or its failure to take advantage of any of its rights hereunder, or any course of conduct or dealing, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

         15.2. Relationship of Parties/Independent Contractors. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between QORUS and CYBERGATE. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Neither Party shall have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors. Neither Party shall have any authority to bind or commit the other. Except as expressly agreed in writing each Party shall bear its own costs and expenses incurred under or in conjunction with performance of this Agreement.

         15.3. Headings. Headings used in this Agreement are for convenience and reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

         15.4. Survival. The Parties agree that Section 6.3, 6.4, and Articles 7, 10, 11, 12, 13, 14 and 15 shall survive the expiration or any earlier termination of this Agreement.

         15.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining terms shall not be affected. The Agreement shall be interpreted as if the illegal, invalid or unenforceable provision had not been included in it, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closes to the intention of the Parties underlying the invalid or unenforceable provision.

         15.6. Notices. All notices, request, demands, or communications required or permitted hereunder shall be in writing, delivered personally, by registered mail with return receipt, by overnight delivery service, by electronic mail (with confirmed receipt), or facsimile (with confirmed receipt), at the respective addresses set forth below (or at such other addresses as shall be given in writing by either Party to the other). All notices, requests, demands or communications shall be deemed effective upon receipt for personal delivery, on the business day following the date of sending by electronic mail, facsimile or overnight delivery service, or three days after mailing.


         QORUS:            Chief Financial Officer
                           QORUS.COM
                           9800 Sepulveda Blvd., Suite 318
                           Los Angeles, CA 90045
                           Fax (310) 258-8460


         CYBERGATE:        COO, Jeff Rubenstein
                           CYBERGATE
                           350 NW 12th Avenue, Suite 200
                           Deerfield Beach, FL 33442
                           Fax (954) 429-8006

         15.7. Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign this Agreement without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party, without the consent of the other, assign its rights and obligations hereunder to an Affiliate, or to a successor in interest or to a purchaser of all or substantially all of its assets or of the assets of that portion of its business as to which this Agreement pertains. Any prohibited assignment shall be null and void.

         15.8. Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire understanding of the Parties, and supersedes all prior or contemporaneous written and oral agreements, representations or negotiations with respect to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by both Parties.

         15.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


CYBERGATE                                 QORUS.COM

Signature:                                Signature:
           ---------------------------               ---------------------------
Name: Jeffrey D. Rubenstein, Esq.         Name:  Richard E. Burton

Date: August 30, 1999                     Date: August ____, 1999

Title: Chief Operating Officer            Title:  President

                                    EXHIBIT A

                              SERVICES AND PRICING

SERVICE DESCRIPTION

o    GENERAL:

     -    20MB allocated disk space for message storage

     -    Personal email address

     - Personal direct DID and 800 (or 888/877) phone number for voice and fax deposit and retrieval

o    FAX CAPABILITIES:

     - Fax to any fax number from web interface, Internet email client or phone (retrieve existing fax from inbox via phone)

     -    Receive notice of incoming fax via pager or cell phone

     - Send or forward fax to any fax number from telephone or browser interface

     -    View faxes similarly to viewing e-mail

     -    Broadcast fax capabilities

     -    Forward fax to e-mail addresses

o    E-MAIL CAPABILITIES:

     -    Send to and receive from all standard e-mail systems

     -    Send to multiple e-mail addresses

     -    Attach files to e-mail messages

     -    Send to any combination of e-mail, faxes, pagers

     - Listen to e-mail on telephone in same fashion as listening to voice mail

     -    Use QORUS features with existing POP3 e-mail clients

     -    Send to any fax number

     -    Send to multiple fax numbers

     -    Notification of e-mail arrival via pager or cell phone

     - Consolidation of multiple email addresses into QORUS account - color coded by address

o    VOICE MAIL CAPABILITIES:

     -    Leave voice mail in QORUS via telephone

     -    Retrieve voice mail from QORUS telephone access

     -    Retrieve voice mail from computer with multimedia PC

     -    Notification by fax if a voice mail is received

     - Send, reply, or forward voice mail to e-mail using the telephone interface

     -    Notification by page or cell phone if a voice mail is received

o    PAGING CAPABILITIES

     -    Page from telephone interface with address book option

     -    Send pages from browser interface with address book option

     - Supports multiple paging providers: numeric, alphanumeric and pager enabled cellular phones

o    OTHER SERVICES

     -    Remote access to mailbox using the Internet or touch-tone phone

     -    Platform/operating system independent

     - Full service e-mail/phone/fax/pager address book accessible from both the Internet and the telephone interfaces

     - Full scheduling features which allow user to create a unique set of instructions for QORUS to handle, forward or hold incoming and outgoing messages

     - Message transmission events can be pre-set based on any combination of:

     -    Type of message(e-mail, fax, voice, page)

     -    Start and end date and/or start and end time

     -    Day of week

     -    Filter an incoming message by email address

     -    Address message to any type or individual

PRICING

QORUS provides services on a flat monthly fee basis. QORUS will bill CYBERGATE USD $8.00 per month/per subscriber. QORUS' suggested standard retail price for standard full service: US$16/mo

ADDITIONAL PRICING:

Pricing for additional features such as additional allocated disk space in 5MB increments beyond 20MB will be billed to CYBERGATE at $.75 per 5MB increment per month per subscriber.

Telco revenues for fax and pages outside of local California DID area code and any 800/888/877-toll usage by subscribers, will be billed to CYBERGATE at $.075 USD per minute billed at 6 second increments.

Private labeling of the system to reflect CYBERGATE logos/brand is usually a one-time fee of US $10,000.00 but waived for CYBERGATE.

Any additional consulting, programming and/or development (excluding repair to the existing Services) will be billed at normal QORUS rates of US $110.00 per hour. Any out of pocket expenses, including on-site visits, will be paid for by CYBERGATE. Qorus must obtain prior written approval before commencing activities for which CYBERGATE will incur the types of expenses described in this paragraph.

START-UP PROGRAM:
Upon presentation of satisfactory incentive plans to accelerate market penetration, QORUS will participate with CYBERGATE in developing and implementing appropriate start-up programs. CYBERGATE and QORUS will each provide $25,000.00 USD for marketing funds to be used in driving take-up of the service. These funds will be used in programs jointly developed by QORUS and CYBERGATE.

                                    EXHIBIT B

                                 OPERATING PLAN

MARKETING AND SALES

CYBERGATE will make reasonable efforts to identify target customers, create appropriate collateral, advertising and other specific sales efforts to secure commitments from CYBERGATE's customers to buy QORUS services. Such activities will be directed toward prospective market segments, which are known to have a clear need for QORUS services.

QORUS will help CYBERGATE secure customers through any or all of the following means:

- Supply existing marketing materials to CYBERGATE for distribution or original work for incorporation into CYBERGATE -developed materials.

- Periodic visits to CYBERGATE by QORUS personnel to assist with presentation and explanation of QORUS services.

-    Promotional programs as warranted (further discussion required)


ACCOUNT CREATION/CLOSURE

CYBERGATE customers will sign-up directly with CYBERGATE by calling a toll-free number or through a CYBERGATE-branded registration web page. In either case, the customer may supply a pre-assigned reference number identifying them as a CYBERGATE customer and the appropriate account configuration.

The customer will be assigned appropriate telephone access numbers and email id. The account will be available for usage at CYBERGATE's discretion within a reasonable amount of time.

QORUS will work with CYBERGATE in providing an electronic means to interface with CYBERGATE's existing account creation process. This interface detail will be outlined in further discussion between the Parties.

The electronic means will allow CYBERGATE to disable or temporarily disable the account for non-payment.

BILLING

QORUS will bill CYBERGATE at the end of each day electronically for those users whose 30-day signup anniversary falls on that day. This includes the flat monthly fee of $8.00 USD and for associated additional charges (additional storage, minutes of toll usage, long distance faxes, etc.)

QORUS will provide to CYBERGATE an electronic means to allow CYBERGATE to bill their customers for additional storage, minutes of toll usage, long distance faxes, etc. The rate table will contain $.10 (or whatever pricing CYBERGATE sets) per minute for these charges and additional storage will be billed $1.00 (or whatever pricing CYBERGATE sets) per month for each additional 5MB. CyberGate will be provided an electronic means of imposing credit limits on any Customer.

CUSTOMER SUPPORT

CYBERGATE will supply the first and second line of support to its users. This includes telephone and email-based questions and problems. QORUS will provide third tier support that includes system failures only.

TRAINING

A. QORUS will provide customer service/technical support training to CYBERGATE service support technicians at the CYBERGATE facility in Deerfield Beach, FL in order for CYBERGATE to be able to provide first and second tier support to CYBERGATE Customers, and to document escalation procedures. Estimated length of this training - 2 days. CYBERGATE will pay out of pocket expenses but not for training.

SERVICE ENHANCEMENTS

QORUS will, from time to time, add features to the services. These additional features will be made available to CYBERGATE and its customers as well. If QORUS adds significant functionality, which results in a retail price list change, CYBERGATE will be given the option to offer these services at a revised pricing schedule to reflect such new services.

PROJECT PLAN ESTIMATES

1.   Contract execution - Aug. 31

2. Begin working on development and implementation of project plan to include interface to billing and provisioning APIs, branding, minor changes based on requests - Aug 30 - 4 to 6 weeks completion

3. Provisioning of 800#s and circuits at QORUS selected site - Begin Aug 30 - 4 to 6 weeks to completion

4. Testing of system for acceptance and any minor configuration updates - appx. two weeks from the completion of number three

5.   Full production launch between Oct 7 - 10, 1999

6. All marketing and advertising developed and implemented parallel to these other projects

7. Aug. 30 -31- gather all CyberGate's requirements for branding and changes to determine feasibility and timeframes.

                                    EXHIBIT C
                                    Contacts

Contacts for Marketing Development
QORUS - John Kemp, VP of Marketing, jkemp@qorus.com
CYBERGATE - Tom Benham Jr, VP of Marketing and Product Development

Contacts for Third Tier Support
QORUS - Alan Paige  - mobile phone number 909-553-2030
Authorized CYBERGATE personnel for access to QORUS support - Kaushik Chokshi, VP, Engineering - others to be added

Contacts for Development and Customization
Branding, API support contact QORUS - Bill Long, blong@qorus.com
CYBERGATE - Jack Prehoda, VP of IS, 954.429.8110


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